Exhibit 5.1

[LETTERHEAD OF JONES WALKER LLP]

January 17, 2018

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

RE:	Registration Statement on Form S-4 (the “Registration Statement”) with respect to shares of common stock to be issued pursuant to the Agreement and Plan of

Merger dated as of October 19, 2017 (the “Merger Agreement”).

Ladies and Gentlemen:

We have acted as counsel to IBERIABANK Corporation, a Louisiana corporation (the “Company”), in connection with the registration of shares of its common stock, par value $1.00 per share (the “Shares”), issuable pursuant to the Merger Agreement, as set forth in the Registration Statement (Registration No. 333-222200) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

We have examined originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed appropriate and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and other representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly stated herein, and we are expressing no opinion beyond the matters expressly stated. We do not express any opinion herein concerning any law other than the law of the State of Louisiana.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy Statement/Prospectus included the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder

Very truly yours,

/s/ Jones Walker LLP

Jones Walker LLP